Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER RESULTS

IRVING, TEXAS — July 30, 2015 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2015.  Net earnings attributable to Fluor from continuing operations were $149 million, or $1.00 per diluted share, compared with $163 million, or $1.02 per diluted share a year ago.  Consolidated segment profit for the quarter was $282 million, down from $313 million in the second quarter of 2014.  Segment profit results reflect a 21 percent increase in Oil & Gas, which was offset by a decline in the Industrial & Infrastructure, Power and Global Services segments.  Revenue for the second quarter was $4.8 billion, down from $5.3 billion a year ago, mainly due to reductions in project execution activities in the Industrial & Infrastructure segment.

New awards for the quarter were $4.3 billion, including $2.7 billion in Oil & Gas, $726 million in Government and $607 million in Industrial & Infrastructure.  Consolidated backlog at the end of the quarter rose to $41.6 billion, up modestly over last quarter and up from $40.3 billion a year ago.

“Although our backlog remains at a high level, the continued volatility of oil prices and mined commodities clearly has slowed the pace of new awards and tempered our expectations for the year.  However, the fact that we have maintained a healthy backlog in a softer economic environment demonstrates that our clients are reacting positively to our integrated solutions strategy,” said David Seaton, chairman and chief executive officer. “We continue to focus on execution excellence for our current projects and transforming our business to increase the value we provide to our clients around the globe.”

Corporate G&A expense for the second quarter of 2015 was $48 million, compared with $57 million a year ago.  Expenses in the quarter decreased primarily due to lower stock-based compensation expense.  During the quarter, the Company repurchased approximately $103 million worth of Fluor shares, and paid out $31 million in dividends to shareholders.  Fluor’s cash and marketable securities balance at quarter-end was $2.1 billion.

Outlook

The company continues to win and execute on numerous front-end engineering awards, particularly in oil and gas, and is encouraged by the positive comments from clients in regards to our strategy.  However, relatively low new awards this year and delays in the full release of major projects due to the volatility mentioned above, are placing pressure on expected results for 2015.  Taking into consideration these factors and their impact on all of our business segments, the company is reducing its 2015 guidance range of $4.40 to $5.00 per diluted share to $4.05 to $4.35 per diluted share.  This guidance excludes the effects of the previously announced termination and settlement of Fluor’s U.S. defined benefit pension plan which is expected in the latter part of 2015.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $202 million, rising 21 percent from the second quarter of 2014.  Strong segment profit results reflect favorable performance on projects progressing towards completion and an increase in higher margin engineering and design activities.  Revenue of $2.8 billion was down modestly from $2.9 billion in the second quarter of 2014, as lower revenue on large upstream projects that progressed towards completion were largely offset by an increase in contributions from various petrochemical and downstream projects.  Second quarter new awards for the segment totaled $2.7 billion, including additional refining projects in Europe.  Ending backlog for the Oil & Gas segment was $28.7 billion, up 18 percent from $24.3 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $58 million, compared with $96 million in the second quarter of 2014.  Revenue for the quarter was $1.1 billion, down from $1.4 billion a year ago.  Revenue and segment profit results reflect a continued decline in contributions from the mining and metals and infrastructure business lines.  New awards for the second quarter were $607 million, primarily for industrial services customers.  Backlog for the quarter was $6.7 billion, down from $9.1 billion a year ago, mainly due to substantially lower mining and metals new awards over the past two years.

Segment profit for the Government group was $17 million, up from $14 million a year ago.  Revenue of $603 million compares to $599 million last year.  Revenue for the quarter reflects increased execution activities on projects awarded in 2014, offset by a continued reduction in activities associated with LOGCAP IV task order awards in Afghanistan.  New awards for the quarter were $726 million, and ending backlog was $4.3 billion, down from $5.2 billion a year ago.

Segment profit for Global Services was $14 million in the second quarter, which compares to $22 million a year ago.  Revenue declined to $125 million from $144 million last year.  Lower results in the quarter were mainly driven by reductions in the equipment business line’s activities in Afghanistan and in support of the mining and metals industry.

Fluor’s Power group reported a segment loss of $10 million, compared to a segment profit of $15 million a year ago.  Excluding NuScale expenses of $19 million in the second quarter and $4 million a year ago, segment profit was $9 million and $19 million respectively.  Segment profit results for the quarter reflect reduced contributions from renewable and gas-fired facilities. Revenue for the quarter increased 23 percent to $250 million, compared with $204 million a year ago, due to increased execution activities on gas-fired projects.  New awards for the quarter were $253 million, compared with $38 million in the second quarter of 2014.  Ending backlog was $1.9 billion, which was comparable with $1.7 billion a year ago.

Results for the Six Months

Net earnings attributable to Fluor from continuing operations for the six months ended June 30, 2015 were $293 million, or $1.96 per diluted share.  This compares with $312 million, or $1.93 per diluted share, for the first six months of 2014.  Revenue declined to $9.4 billion, compared with $10.6 billion in the first half of last year, mainly due to a decline in contributions from the mining and metals business line.

Second Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, July 30, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering and construction firm that designs and builds some of the world’s most complex projects. The company creates and delivers innovative and integrated solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis. For more than a century, Fluor has served clients in the energy, chemicals, government, industrial, infrastructure, mining and power market sectors. Headquartered in Irving, Texas, Fluor ranks 136 on the FORTUNE 500 list. With 40,000 employees worldwide, the company’s revenue for 2014 was $21.5 billion. For more information, visit www.fluor.com or follow us on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the

Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the Company’s failure to receive anticipated new contract awards and the related impact on revenue, earnings, staffing levels and costs; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or other financial difficulties by our partners, subcontractors or suppliers that may increase costs or delay project schedules; foreign economic and political uncertainties or changes that could lead to project disruptions, increased costs and potential losses; failure of our joint venture partners to perform their venture obligations; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; client delays or defaults in making payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the Company’s failure, or the failure of our agents or partners, to comply with laws, including anti-bribery laws, international trade laws or environmental, health and safety laws or regulations; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions, security breaches or inability to protect intellectual property; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; the Company’s ability to secure appropriate insurance; and restrictions on possible transactions imposed by the Company’s charter documents and Delaware law.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2015. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2015	2014
Revenue	$4,810.1	$5,251.7
Cost and expenses:
Cost of revenue	4,516.1	4,906.4
Corporate general and administrative expense	47.8	56.7
Interest expense, net	7.4	3.3
Total cost and expenses	4,571.3	4,966.4
Earnings from continuing operations before taxes	238.8	285.3
Income tax expense	78.1	90.1
Earnings from continuing operations	160.7	195.2
Loss from discontinued operations, net of taxes	—	(85.2)
Net earnings	160.7	110.0
Less: Net earnings attributable to noncontrolling interests	12.2	32.2
Net earnings attributable to Fluor Corporation	$148.5	$77.8

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$148.5	$163.0
Loss from discontinued operations, net of taxes	—	(85.2)
Net earnings	$148.5	$77.8

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.02	$1.03
Loss from discontinued operations, net of taxes	—	(0.54)
Net earnings	$1.02	$0.49
Weighted average shares	146.3	158.5

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.00	$1.02
Loss from discontinued operations, net of taxes	—	(0.54)
Net earnings	$1.00	$0.48
Weighted average shares	147.9	160.5

New awards	$4,268.4	$5,863.1
Backlog	$41,592.0	$40,328.2
Work performed	$4,684.7	$5,106.6

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

SIX MONTHS ENDED JUNE 30	2015	2014
Revenue	$9,358.8	$10,636.3
Cost and expenses:
Cost of revenue	8,767.3	9,978.7
Corporate general and administrative expense	88.9	94.5
Interest expense, net	14.9	6.4
Total cost and expenses	8,871.1	10,079.6
Earnings from continuing operations before taxes	487.7	556.7
Income tax expense	161.4	168.2
Earnings from continuing operations	326.3	388.5
Loss from discontinued operations, net of taxes	—	(85.2)
Net earnings	326.3	303.3
Less: Net earnings attributable to noncontrolling interests	33.7	76.4
Net earnings attributable to Fluor Corporation	$292.6	$226.9

Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$292.6	$312.1
Loss from discontinued operations, net of taxes	—	(85.2)
Net earnings	$292.6	$226.9

Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.99	$1.96
Loss from discontinued operations, net of taxes	—	(0.54)
Net earnings	$1.99	$1.42
Weighted average shares	147.0	159.3

Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$1.96	$1.93
Loss from discontinued operations, net of taxes	—	(0.52)
Net earnings	$1.96	$1.41
Weighted average shares	148.9	161.4

New awards	$8,716.1	$16,531.6
Backlog	$41,592.0	$40,328.2
Work performed	$9,103.6	$10,348.5

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30	2015		2014 (1)
Revenue
Oil & Gas	$2,751.2		$2,857.3
Industrial & Infrastructure	1,080.0		1,448.1
Government	603.1		598.6
Global Services	125.4		143.7
Power	250.4		204.0
Total revenue	$4,810.1		$5,251.7

Segment profit (loss) $ and margin %
Oil & Gas	$202.3	7.4%	$167.2	5.9%
Industrial & Infrastructure	58.3	5.4%	95.6	6.6%
Government	17.2	2.9%	13.9	2.3%
Global Services	14.1	11.2%	21.5	15.0%
Power (2)	(10.1)	(4.0)%	14.9	7.3%
Total segment profit $ and margin %	$281.8	5.9%	$313.1	6.0%

Corporate general and administrative expense	(47.8)		(56.7)
Interest expense, net	(7.4)		(3.3)
Earnings attributable to noncontrolling interests	12.2		32.2
Earnings from continuing operations before taxes	$238.8		$285.3

SIX MONTHS ENDED JUNE 30	2015		2014 (1)
Revenue
Oil & Gas	$5,222.8		$5,640.1
Industrial & Infrastructure	2,160.3		3,063.8
Government	1,249.1		1,191.8
Global Services	255.1		285.7
Power	471.5		454.9
Total revenue	$9,358.8		$10,636.3

Segment profit (loss) $ and margin %
Oil & Gas	$385.6	7.4%	$306.2	5.4%
Industrial & Infrastructure	129.4	6.0%	192.8	6.3%
Government	32.0	2.6%	26.4	2.2%
Global Services	29.4	11.5%	42.3	14.8%
Power (2)	(18.7)	(4.0)%	13.5	3.0%
Total segment profit $ and margin %	$557.7	6.0%	$581.2	5.5%

Corporate general and administrative expense	(88.9)		(94.5)
Interest expense, net	(14.9)		(6.4)
Earnings attributable to noncontrolling interests	33.8		76.4
Earnings from continuing operations before taxes	$487.7		$556.7

(1) Effective January 1, 2015, the company implemented certain organizational changes that impacted the composition of its reportable segments. Revenue and segment profit for the Oil & Gas, Industrial & Infrastructure and Global Services segments in 2014 have been recast to reflect these changes.

(2) Includes research and development expenses associated with NuScale totaling $19 million and $36 million, respectively, for three and six months ended June 30, 2015 compared to $4 million and $17 million, respectively, for three and six months ended June 30, 2014.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30,	DECEMBER 31,
	2015	2014
Cash and marketable securities, including noncurrent	$2,132.4	$2,441.9
Total current assets	5,202.7	5,758.0
Total assets	7,560.4	8,194.4
Total short-term debt	—	28.7
Total current liabilities	2,742.5	3,330.9
Long-term debt	992.5	991.7
Shareholders’ equity	3,116.6	3,110.9

Total debt to capitalization % (based on shareholders’ equity)	24.2%	24.7%
Shareholders’ equity per share	$21.44	$20.93

SELECTED CASH FLOW ITEMS

($ in millions)

SIX MONTHS ENDED JUNE 30	2015	2014

Cash provided by operating activities	$204.2	$425.7

Investing activities
Net (purchases) sales and maturities of marketable securities	38.2	(32.8)
Capital expenditures	(133.5)	(148.9)
Proceeds from disposal of property, plant and equipment	54.9	47.1
Proceeds from sales of equity method investments	—	44.0
Investments in partnerships and joint ventures	(47.5)	(18.0)
Other items	0.9	2.0
Cash utilized by investing activities	(87.0)	(106.6)

Financing activities
Repurchase of common stock	(214.3)	(323.5)
Dividends paid	(63.5)	(59.7)
Repayment of convertible debt and other borrowings	(28.4)	(0.1)
Distributions paid to noncontrolling interests, net of capital contributions	(39.5)	(44.1)
Other Items	(10.7)	6.3
Cash utilized by financing activities	(356.4)	(421.1)

Effect of exchange rate changes on cash	(30.2)	1.2

Decrease in cash and cash equivalents	$(269.4)	$(100.8)

Depreciation	$94.7	$94.9

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2015		2014 (1)		% Chg

Oil & Gas	$2,682	63%	$1,520	26%	76%
Industrial & Infrastructure	607	14%	1,217	20%	(50)%
Government	726	17%	3,088	53%	(76)%
Power	253	6%	38	1%	NM
Total new awards	$4,268	100%	$5,863	100%	(27)%

SIX MONTHS ENDED JUNE 30	2015		2014 (1)		% Chg

Oil & Gas	$5,586	64%	$10,371	63%	(46)%
Industrial & Infrastructure	1,963	23%	2,121	13%	(7)%
Government	800	9%	3,836	23%	(79)%
Power	367	4%	204	1%	80%
Total new awards	$8,716	100%	$16,532	100%	(47)%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2015 (2)		2014 (1)		% Chg

Oil & Gas	$28,657	69%	$24,316	60%	18%
Industrial & Infrastructure	6,688	16%	9,129	23%	(27)%
Government	4,306	10%	5,184	13%	(17)%
Power	1,941	5%	1,699	4%	14%
Total backlog	$41,592	100%	$40,328	100%	3%

United States	$14,284	34%	$12,293	30%	16%
The Americas (excluding the United States)	11,703	28%	12,328	31%	(5)%
Europe, Africa and the Middle East	12,333	30%	13,555	34%	(9)%
Asia Pacific (including Australia)	3,272	8%	2,152	5%	52%
Total backlog	$41,592	100%	$40,328	100%	3%

(1) Effective January 1, 2015, the company implemented certain organizational changes that impacted the composition of its reportable segments. New awards and backlog for the Oil & Gas and Industrial & Infrastructure segments in 2014 have been recast to reflect these changes.

(2) Backlog was negatively impacted by approximately $1.2 billion in the first half of 2015 due to a strengthening U.S. dollar compared to most major foreign currencies.

NM - Not meaningful